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                                  Exhibit 6.11

                               INVESTMENT LETTER

                               December 16, 1996

Ultrak, Inc.
1220 Champion Circle, Suite 100
Carrollton, Texas 75006

Gentlemen:

         This Investment Letter (this "Letter") is between Heinz-Joachim Wilke (the "undersigned") and Ultrak, Inc., a Delaware corporation ("Ultrak"). This Letter is executed in connection with and as a condition to the undersigned's acquisition from Ultrak of a number of shares (the "Shares") of Ultrak's Common Stock, $0.01 par value ("Ultrak Stock"), pursuant to that certain Purchase Agreement of German GmbH Share Capital, dated December 16, 1996, among Ultrak, Ultrak Holdings Limited ("Holdings"), and the undersigned (the "Purchase Agreement"). The undersigned represents, warrants, covenants, and agrees with Ultrak as follows:

         1. The undersigned hereby acknowledges that (i) the Shares will not be registered under the Securities Act of 1933, as amended (the "Federal Act"), the Texas Securities Act, as amended (the "Texas Act"), or the securities acts of any other state or country (the "Other Acts"), (ii) the Shares will be issued, to the undersigned in reliance upon one or more exemptions from registration contained in the Federal Act, the Texas Act, and the Other Acts, and (iii) Ultrak's reliance on such exemptions is based in part upon the representations made by the undersigned in this Letter.

         2. The undersigned hereby represents to Ultrak that the undersigned will acquire the Shares solely for the undersigned's own account for investment and not with a view to, or for offer or sale in connection with, the unregistered "distribution" of all or any part of the Shares within the meaning of the Federal Act. The undersigned acknowledges and agrees that the issuance of the Shares will not be, reviewed or approved by the Securities and Exchange Commission (the "SEC") or any other governmental agency or department.

         3. The undersigned hereby represents to Ultrak that the undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of investing in the Shares and that the undersigned is able to bear the economic risk, including a total loss, of such an investment. The undersigned understands and has fully considered the risks of investing in the Shares and that, because of the restrictions on transferring the Shares, it may not be possible for the undersigned to liquidate his investment in the case of emergency.

         4. The undersigned acknowledges and agrees that he will acquire the Shares based solely on his review of the SEC Filings (described in Section 9 herein) and investigation of, and satisfaction with, Ultrak's current and anticipated financial condition and assets and not based on
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any oral representations of any individual.  The undersigned acknowledges that he has had access to all information which he considers necessary or advisable to enable him to make an informed decision concerning the acquisition of the Shares. The undersigned confirms that he and his advisors have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Ultrak and to obtain any additional information.

         5. The undersigned hereby acknowledges that the provisions of Rule 144 promulgated under the Federal Act ("Rule 144") are not now available for the public resale of the Shares and that the undersigned has no right to have the Shares registered under the Federal Act to permit them to be resold. The undersigned also hereby acknowledges that, as a result, the undersigned must hold the Shares for at least two (2) years from issuance to him of the Shares assuming the entire risk of investment therein for that period of time, until and unless (i) the Shares are subsequently registered under the Federal Act or (ii) an exemption from registration is available at the time of resale of the Shares (and in compliance with Section 7 of this Letter). The undersigned is aware that Rule 144 permits limited resales of unregistered shares subject to the satisfaction of certain conditions.

         6. The undersigned understands that he must not, and the undersigned agrees that he will not, sell, transfer, assign, encumber, or otherwise dispose of the Shares or any interest therein, unless prior thereto the undersigned has delivered to Ultrak, and Ultrak has accepted as satisfactory, an opinion of experienced and competent counsel to the effect that such proposed sale, transfer, assignment, encumbrance, or disposition will not constitute or result in any violation of the Federal Act, the Texas Act, the Other Acts, or any other applicable statute relating to the disposition of securities.

         7. The undersigned understands that there may be printed on the certificates representing the Shares, and any other securities issued in respect thereof, a legend substantially as follows (in addition to all other legends required by applicable law):

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY STATE LAW, AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH DISPOSITION SHALL THEN BE IN EFFECT OR UNLESS THE PERSON REQUESTING THE TRANSFER OF SUCH SHARES SHALL FURNISH, WITH RESPECT TO SUCH TRANSFER, AN OPINION OF COUNSEL (BOTH COUNSEL AND OPINION TO BE SATISFACTORY TO THE CORPORATION) TO THE EFFECT THAT SUCH SALE, TRANSFER, ASSIGNMENT, OR DISPOSITION WILL NOT INVOLVE ANY VIOLATION OF THE ACT OR ANY APPLICABLE STATE LAW.

         8. Nothing in this Letter shall permit the undersigned to sell any of the Shares in violation of any other agreement between the undersigned and either of Ultrak or Holdings. The undersigned agrees that Ultrak may present this Letter to such parties as they deem appropriate





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to establish the availability of an exemption from registration of the Shares under applicable federal and state securities laws and for other similar
purposes.   The undersigned is aware that Ultrak has never paid cash dividends on the Ultrak Stock and that Ultrak presently intends to retain earnings to finance the development and expansion of its business.

         9. The undersigned acknowledges that Ultrak has previously furnished the undersigned a copy of (a) Ultrak's annual report on Form 10-K filed with the SEC for the year ended December 31, 1995; (b) Ultrak's quarterly report on Form 10-Q filed with the SEC for the quarters ended March 31, June 30, and September 30, 1996; and (c) Ultrak's definitive prospectus, dated May 30, 1996, in connection with the public sale of shares of the Ultrak Stock.

         10. The undersigned represents to Ultrak that (i) the offer and sale of the Shares has occurred outside of the United States; (ii) the undersigned originated the order to purchase the Shares from outside the United States; and (iii) the sale of the Shares to the undersigned is predicated, in part, on Regulation S of the Federal Act.

         IN WITNESS WHEREOF, the parties have executed this Letter as of the dates set forth below.

                                        Very truly yours,



Date:  December 16, 1996                ------------------------------
                                        Heinz-Joachim Wilke



         I hereby acknowledge that I have read this Letter and fully understand its contents. I further agree that any community property interest or other interest that I have or may in the future have in the Shares shall be subject to this Letter.


Date:  December 16,  1996               ------------------------------
                                        Signature
                                        Printed Name:  Doris Wilke









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